Exhibit 4.8

Translated from Hebrew

Unprotected Lease Agreement

Entered into and signed in Jerusalem on June 2, 2003

Between:	R. M. P. A. Assets Ltd.
P.C. 51-1808008
whose address is P.O.B. 45079, Har Hotzvim, Jerusalem
(the “Lessor”)
of the first part;

And:	Intec Pharmaceuticals (2000) Ltd.
P.C. 513022780
whose address for the purposes of this agreement is:
9 Ahad HaAm Street, Tel Aviv 65251
(the “Lessee”)
of the second part;

Whereas	the Lessor represents that it has signed a long-term lease agreement with the Israel Land Administration in respect of the land known as Lot No. 14 in Har Hotzvim B in Jerusalem –Zoning Plan 3760 A (the “Land”); and

Whereas	the Lessor has built an industry and/or office building on the Land (all collectively: the “Building”); and

Whereas	the Lessor wishes to let to the Lessee a certain part of the Building, situated on the first floor (4), spanning 170 sqm (gross), as marked on the floor plans attached hereto by the Lessor as Annex “A” to this contract, in the condition in which the Lessees have seen it (the “Property “) and two parking spaces in the Building’s car park. In any event, the gross area of the Property includes areas in respect of the Lessee’s relative share in the common property, if any, such as storage room, stairwell, bomb shelter, toilets, elevator shafts etc. (the “Area of the Property”); and

Whereas	the Lessor represents that, to the best of its knowledge and subject to the representations of the Lessee, there is no impediment to the lease of parts of the aforesaid Building by the Lessee; and

Whereas	the Lessee wishes to lease the Property from the Lessor in its condition (As Is), in an unprotected lease, and subject to the provisions of this contract below;

Wherefore the parties have agreed, represented and stipulated as follows:

Preamble and Annexes

1.

a.	The preamble to this contract and the annexes hereto constitute an integral part hereof.

b.	The headings of the sections are solely for purposes of convenience, do not constitute part of the contract and are not to be taken into consideration for interpretation purposes.

c.	The plans attached to this contract are only schematic.

The Transaction

2.	The Lessor lets the Property to the Lessee, and the Lessee leases the Property from the Lessor, on the terms and conditions specified in this contract below.

3.	It is expressly agreed and represented that the Property is situated at a building, the construction of which was completed after August 20, 1968 and that the Lessee has not paid, nor was it required to pay, directly or indirectly, key money and/or any other premium for the Property or any part thereof, and that the Lessee shall not be deemed a protected tenant of the Property under this agreement and the provisions of the Tenant Protection Law (Consolidated Version), 5732-1972, including all of the amendments thereto, and any other law concerning tenant protection, including the regulations and orders thereunder, do not apply and shall not apply to the lease of the leased property.

Representations of the Lessee

4.

a.	The Lessee hereby represents that it has seen the leased property, has examined it and has found it in proper order and fit for use in its present condition (As Is) and fit for its needs and it hereby waives any and all claims in connection with the leased property or the condition thereof, with the exception of hidden flaws, if any.

b.	The Lessee hereby represents that it has examined the location of the Property, the construction thereof and the potential usage thereof under law and under the Zoning Plan in general and for the purpose of its business and operation and it has found it fit for its purposes, and it hereby waives any claim with respect to unsuitability and/or in respect of use of the Property.

c.	The Lessee represents that there is no legal impediment to is engagement in this agreement.

Term of the Lease

5.

a.	The term of the lease under this agreement is for 36 months, commencing on June 2, 2003 and ending on June 1, 2006. Notwithstanding the aforesaid, the Lessee may terminate the term of the lease after 24 months, i.e., on June 1, 2005, provided that it shall have notified the Lessor thereof four months in advance.

b.	Breach of this section shall constitute a fundamental breach of the contract.

Rent and Maintenance Fees

6.

a.	In consideration for the fulfillment of all of the Lessor’s obligations under this agreement, and for lease of the Property, the Lessee shall pay the Lessor: in the first two years of the term of the lease, monthly rent in the amount of NIS 6,319, as well as property maintenance and management fees in respect of the Property, in accordance with Annex F, in the amount of NIS 1,487, as specified hereinbelow, and, in total, NIS 7,806 per month plus V.A.T. as required by law; and in the third year of the term of the lease, an amount of NIS 6,620 as rent and NIS 1,558as management fee, and, in total, NIS 8,178 per month plus V.A.T.

The Lessee shall additionally pay an amount of NIS 262 per month plus V.A.T. for any attached parking space under the terms of this agreement.

(The rent, management fee and parking space payment shall be hereinafter referred to as: the “Basic Rent”).

The Basic Rent in the entire term of the lease shall be fully linked to the Consumer Price Index, as specified in Subsection (d) below.

In addition to payment of the rent, the Lessee shall also pay the Lessor the Value Added Tax in respect thereof, at the rate in effect from time to time, which shall be paid on the rent payment date - each and every payment.

A tax invoice shall be furnished to the Lessee by the Lessor within 14 days of the date on which payment was actually made.

b.	The Basic Rent shall be paid by the Lessee to the Lessor as specified below:

(1)	The rent shall be paid each month in advance and shall include the component of rent, management fee, parking spaces and V.A.T, as well as the Index linkage differentials, as provided in Section (e) below. The rent shall be paid via a standing bank order to an account specified by the Lessor, by the 20th day of the month preceding the rental month.

(2)	The Lessee undertakes to pay the rent throughout the entire term of the lease, even if it shall have left the Property and/or shall not have made any use and/or partial use thereof, unless the Lessor shall have consented thereto, and subject to the provisions of Section 11 (a) in respect of lease of the Property to an alternative lessee.

(3)	For the avoidance of doubt it is hereby stressed that insofar as, for whatever reason, cheques are delivered, delivery of such cheques shall not constitute payment of the rent, and only actual clearance on the date stated in the cheque, with Index linkage differentials as stated in Subsection (e) hereunder, shall be deemed upon receipt thereof as consideration and as payment of the rent at the rate and in the amount actually cleared.

(4)	Notwithstanding the aforesaid, it is agreed that for the months June to September 2003 (inclusive), the Lessee shall not be charged for the Basic Rent, and it is also agreed that for the months October and November 2003, the Lessee shall be charged for only half of the Basic Rent. The payment for the months October and November 2003 shall be made upon the signing hereof.

c.	The Lessee may not push forward payment dates, other than according to the prior consent of the Lessor.

d.	The rent shall be linked to the Consumer Price Index as specified below:

If it shall have emerged from the last Index published prior to the actual payment date of any rent payment (the “New Index”) that the New Index has increased compared with the Index of April 2003, which was published on May 15, 2003, i.e. 101.9 points (the “Basic Index”), the rent shall increase accordingly, by the rate of increase of the New Index compared with the Basic Index.

If any Index is, for whatever reason, lower than the Basic Index, the aforesaid payment shall not decrease.

e.	In this agreement, the “Consumer Price Index” or the “Index” shall mean – the Consumer Price Index including fruit and vegetables, which is determined by the Central Bureau of Statistics and Economic Research and includes the same index even if published by any other official body or institution, including any other official index to come in its stead, whether or not it is based on the same data on which the present index is based. If another index comes to be, and the Central Bureau of Statistics and Economic Research does not determine the proportion between the same and the replaced index, the accountants of the Lessor and Lessee shall determine the proportion between the same and the replaced index.

f.	Every 3 months in the term of the lease, the Lessor shall make an adjustment of the rent according to the amount of increase to the Index as specified above (the “Linkage Differentials”), and shall inform the Lessee thereof, which shall immediately pay the Linkage Differentials to the Lessor. In the alternative, such Linkage Differentials shall be directly collected through the standing bank order, together with the monthly payment.

g.	The Lessor reserves the right to transfer (in whole or in part) its rights and undertakings under this agreement to any third party, provided that the rights of the Lessee under this agreement are not prejudiced, and the Lessee undertakes to act in good faith and sign a management agreement or any other agreement with the transferee and/or with the Lessor, as the case may be, the principles of which agreement will be accordant with the principles specified in Annex F, including payment of the management and/or maintenance fees as stated in the annex or in this agreement.

General principles of management as stated in Annex “F”, which is attached hereto as an integral part hereof.

Without derogating from the generality of the aforesaid, the Lessee undertakes to cooperate with any such entity, in any form and manner, including a committee, if established, as in a condominium, whether or not a condominium exists.

h.	Breach of this section shall constitute a fundamental breach of the agreement.

Arrears Interest

7.

a.	Any amount due from the Lessee to the Lessor, including the one stated in paragraphs 6 above, which is not timely paid, shall bear, as of the third day of delinquency, in addition to linkage to the Consumer Price Index, arrears interests in respect of the delinquent amount, at the maximum rate (which does not include additional Index linkage) customary at Bank Leumi LeIsrael Ltd. for overdrafts in debit current accounts, plus 10%, with the interest compounding every month, as of the payment date stated in this agreement with respect to the delinquent amount until actual payment of the same.

Delinquency in rent payment as aforesaid in excess of 7 (seven) business days shall be deemed a fundamental breach of the contract. The charge for arrears interest shall be calculated as usually calculated by Bank Leumi LeIsrael Ltd.

b.	Nothing in the provisions of Subsection (a) above shall be construed as granting the Lessee a right to any delinquency in the payment of rent under this contract.

c.	The Lessor undertakes to receive rent and/or payments on account of debts when due, upon payment thereof by the Lessee.

Purpose of the Lease

8.

a.	The Lessee undertakes to use the Property solely for the purpose of management of its office and business in the field of hi-tech industry and/or biotechnology and/or converging fields, and for this purpose alone, all subject to the provisions of Zoning Plan 3760 A.

The Lessee hereby undertakes to neither use nor allow use of the Property or any part thereof for any other purpose whatsoever other than the aforementioned purpose, and the Lessee may not engage at the Property in any other business and/or manufacture and/or sell and/or market at the Property products, consumer goods, merchandise or other services of any type whatsoever, other than the ones included within the purpose of the lease as specified below.

b.	Without derogating from the aforesaid, it is hereby agreed that the responsibility for obtaining a business license and any other permit, including a police and/or Ministry of Health and/or municipal authority permit and any and all taxes and payments to be due to an authority and/or the government and/or any other entity in respect of obtaining the license, including business tax, signage tax, fees and licenses for the business and for the management thereof, which are required for operation of the business of the Lessee at the Property, shall be borne by the Lessee at its own expense. In any event, not obtaining the licenses and/or the payments shall bear no effect on the obligations of the Lessee under this agreement.

c.	The Lessee may not change the purpose of the lease without receiving the Lessor’s prior written consent. If the Lessee wishes to change the purpose of the lease, it is required to address the Lessor in writing and specify the new purpose and the reasons for the change. The Lessor shall not be obligated to agree to a change in the purpose of the lease. If the Lessor refuses to agree to a change in the purpose of the lease, such shall not constitute a breach of this contract by the Lessor.

d.	The Lessee undertakes to cooperate with any guard/doorman posted, if posted, on behalf of the Lessor and/or the Management Company as defined above in Section 6(g), and to adhere to all of their instructions, all subject to the details in Annex “F” in respect of the Building’s management principles.

e.	Breach of this section shall constitute a fundamental breach of the contract.

Possession Handover, Use of the Property and Repairs

9.

a.	Exclusive possession of the Property shall be handed over to the Lessee on June 2, 2003 (hereinafter and above: the “Handover Date”), provided that this contract shall have been signed and that rent shall have been paid to the Lessor as provided in Section 6 above, and provided that the Lessor shall have been provided with all of the collateral specified in this contract by the Lessee.

On the Handover Date, a punch list will be prepared by a representative of the Lessor in the presence of the Lessee and/or anyone on its behalf, for receipt of the Property by the Lessee by the Lessee signing the punch list, and a copy thereof shall remain in the hands of the Lessee.

As of such date, the Lessee shall be subject to all of the duties and obligations arising from this contract, including its liability for any damage caused by an act by the Lessee or anyone on its behalf and the term of the lease shall commence on the aforesaid date for all intents and purposes, whether the Lessee shall have arrived on such date to receive possession or not.

b.	The Lessee shall compensate and indemnify the Lessor for any damage and/or expense incurred by the Lessor as a result of an act or omission by the Lessee, provided that prior notice is delivered to the Lessee in respect of the damage and/or expense, in order for the Lessee to be given the opportunity to rectify the same or defend itself against the person claiming their existence.

The provisions of this paragraph shall not apply to malfunctions at the Property which originate in ordinary wear and tear stemming from reasonable use of the Property.

c.	The Lessee undertakes to manage its business at the Property and the surroundings thereof in such manner so as not to create any safety and/or health and/or other risk.

d.	The Lessee undertakes to manage its business carefully and reasonably while coordinating activities with the maintenance person on behalf of the Lessor. The Lessee further undertakes, itself or through others, to unload and/or load merchandise of any type whatsoever only in the area specified by the aforesaid maintenance person.

e.	The Lessee may not make any use of the sidewalks, roads and any other public area which is common to the Property, other than for the purpose for which such public areas are designated.

f.	The Lessee undertakes to use the leased property appropriately and reasonably, to persevere in the preservation of the leased property and the proper upkeep thereof throughout the entire term of the lease, to repair by itself and at its own expense any flaw, malfunction or damage, except reasonable wear and tear, to be caused at the leased property during the term of the lease, by the Lessee and/or anyone on its behalf, including its employees, guests and invitees, and to return possession of the Property to the Lessor upon the end of the term of the lease, or after termination of the contract, or after expiration thereof by the Lessor, with the Property being clear of any person and object belonging to the Lessor and with it being in good and proper condition, as handed over to the Lessee, except ordinary and reasonable wear and tear, and with it being fit for use, and to perform, at its own expense, any repair required for the purpose of compliance with its aforesaid obligations, no later than the date on which the Lessor is entitled to the return of the Property as aforesaid.

g.	If the Lessee fails to perform repairs as aforesaid in this section, as the Lessor shall notify it and/or fails, in the Lessor’s opinion, to properly perform them, the Lessor may enter the Property and perform maintenance work and these repairs, whether itself or through others, in the Lessee’s stead and at its expense, without derogating from all of the other rights and remedies conferred upon the Lessor under this agreement, all if the Lessee shall not have performed such repairs as aforesaid, within 14 days of the day on which the Lessor shall have notified it in writing of its intention to enter the Property for the purpose of performing the repairs as aforesaid.

h.	The Lessee undertakes not to perform any structural changes and/or additions at the Property without receiving the Lessor’s prior written consent thereto and subject to obtainment of a lawful permit and license, if such permit/license is required. The Lessor shall not object to such changes except on reasonable grounds. It is agreed that if the area of the Property increases in consequence of the changes and/or additions, the Lessee shall pay additional rent in the same proportion as the rent.

Without prejudice to the rights of the Lessor under this section, the Lessee must, immediately upon receipt of the Lessor’s demand therefor, remove, at its own expense, any such additions or changes (which shall not have received the Lessor’s prior approval as aforesaid and/or changes which shall have received its approval upon the end of the lease and prior to returning the Property to the Lessor, except if permission shall have been given to leave the change) and the Lessor shall also have the right to do so at the expense of the Lessee. Changes which are not easily removable and/or the removal of which shall aesthetically or structurally damage the Property, shall remain as they are at the Lessor’s consent and shall be transferred to its ownership for no consideration, upon the end of the contract and/or the term of the lease.

Special provisions with respect to fit-out of the Property to the Lessee upon commencement of the lease shall be as specified in Annex B.

i.	The Lessee undertakes not to cease using the Property for a period exceeding 90 days, other than if it gives the Lessor prior notice thereof. If the Lessee ceases to use the Property as aforesaid, other than for reasons of force majeure, it shall be deemed as having waived its rights under this contract, but this shall not derogate from the obligations of the Lessee under this contract, including with respect to payment of rent to the Lessor and with respect to any other payment borne by the Lessee under the provisions hereof.

j.	The Lessee may not install a sign at the Property, but only subject to the explicit written approval of the Lessor in advance, in respect of the form of the signage, its content and its location, and in accordance with the provisions of any law, including a permit from the municipal authority.

It is clarified that subject to the aforesaid, the Lessor shall not have an objection in principle to signage containing the names of companies whose products are sold on the Property, provided that in any such case, prior written consent is received from the Lessor and/or the Management Company as defined in Section 6(g) above.

The Lessor may remove, at the expense of the Lessee, any sign installed thereby in violation of the provisions of this section.

In addition and in the alternative, the Lessor may determine a common form of signage.

k.	The employees of the Lessor and its agents may enter the Property at any time during usual working hours, provided that the same is done after prior coordination with the Lessee and that the visit is accompanied by a representative of the Lessee, all for purposes of inspection and performance of repairs, while protecting the rights of the Lessee under this agreement.

l.	Breach of this section shall be deemed a fundamental breach of this contract.

Levies and Payments

10.

a.	The Lessee undertakes that, as of the Property’s Handover Date as provided in Section 9(a) above, it shall pay any and all taxes of any type, fees, municipal taxes (arnona), levies and other payments imposed and to be imposed in the future, during the term of the lease, which relate to the term of the lease under the provisions of any law, on the lessee of a property as distinguished from the owner thereof, and which relate to the Property and/or the business managed therein, directly and on the lawful date on which such are payable to the various authorities.

Furthermore, the Lessee shall directly bear any and all expenses of any type whatsoever which are involved in the Property’s maintenance, including its share in the common property, as defined in the area of the Property, and, without derogating from the generality of the aforesaid, expenses due to municipal tax (arnona), any levy or tax imposed on the lessee of a property as distinguished from the owner thereof, water, electricity, electricity for the air conditioning system, telephone, sewage and gas.

It shall also see to registration of all of the separate meters in respect of the Property within 14 days of the Handover Date, and to registration of its name at the aforementioned offices as lessee and as solely responsible for payments.

b.	Without derogating from the generality of the aforesaid, and only insofar as any of the aforementioned payments is not actually paid by the Lessee to a third party entity, as the case may be, the Lessor may obligate the Lessee to pay the aforesaid levies and payments, in whole or in part, directly thereto, as per its choice and in accordance with a written prior notice to be sent to the Lessee. It is hereby agreed that municipal tax (arnona) payments paid to the Lessor (insofar as not directly paid to the municipality by the Lessee), shall be as customary in the area for each leased sqm, and that the Lessee shall have no claim against the Lessor if the Lessor actually pays the municipal authority an amount lesser than such, to be included in the general amount in respect of the Building, if included.

It is further agreed that if the municipal authority sends the Lessor a demand for payment differentials in respect of the Property, the Lessee will pay the payments according to the demand, and will have no claim against the same.

c.	The Lessee undertakes to present to the Lessor, from time to time and provided that it shall have given a written demand 7 days in advance, according to the Lessor’s demand, all of the receipts and/or confirmations certifying that all of the payments payable thereby under this contract have indeed been paid thereby, and, upon the end of the term of the lease, to transfer thereto the original bills and/or receipts and/or clear photocopies of such documents. The Lessee undertakes to present to the Lessor receipts and/or confirmations attesting to payments that were made which relate to the term of the lease.

d.	Insofar as, for whatever reason, either of the parties pays any payment under this contract, which the other party is obligated to pay, the other party shall have to return to the paying party any such amount paid thereby immediately upon the second party’s first demand in a letter of notice to the party for whom payment was made, with Index linkage differentials and arrears interest at the rate set forth in Section 7(a) above, within seven days of the date of demand thereby and until actual payment of the same by the second party.

e.	Breach of this section shall be deemed a fundamental breach of the contract.

Transfer of Rights

11.

a.	The Lessee may transfer and/or endorse its rights under this contract to another person and/or entity and to lease or hand over to another or to other and to permit and/or grant any right to another or to others to use the Property or any part thereof, to share with someone possession of the leased property or use thereof and/or of any part thereof in any form and manner, all whether with or without consideration. The aforesaid shall be carried out after receipt of the Lessor’s consent. For this purpose, the Lessor undertakes not to unreasonably withhold its consent.

b.	The Lessor, on its part, may transfer its rights and obligations under this contract to any entity and/or person without need for the Lessee’s consent, provided that the Lessee’s rights under this contract are not prejudiced.

c.	Breach of this section shall be deemed a fundamental breach of the contract.

Insurance

12.	The Lessee hereby undertakes to insure, at its own expense, the contents of the leased property and the business and activity of the Lessee at the leased property, at full value, with the insurance values being updated from time to time, as necessary, and against all known, standard and customary risks, with an authorized reputable insurance company.

Without derogating from the generality of the aforesaid, the Lessee hereby undertakes to purchase the following insurance policies:

a.	Employers’ liability insurance –

Insurance of the Lessee’s liability to its employees under the Tort Ordinance (New Version) and/or under any other law due to death and/or bodily harm (including brain or mental damage) to any employee as a result of an accident or illness while and as a result of his work, with a liability cap no lesser than $1,500,000 per claim and $5,000,000 in the aggregate for the term of the insurance.

b.	Third party liability insurance –

Insurance of the Lessee’s liability to the Lessor and to any third party, under the Tort Ordinance (New Version) and/or under any other law in an amount no lesser than $500,000 (five hundred thousand dollars) per claim and in the aggregate for the term of the insurance.

c.	Property insurance –

Insurance of the contents of the leased property, the equipment used in the Lessee’s work and the equipment serving the leased property and located outside the leased property, including any repair, change, renovation and addition to the leased property, made and/or to be made by the Lessee and/or therefor, of any type whatsoever, with full reinstatement value, and no less than the price of replacement thereof with new and similar property, including their installation, and including explosion, earthquake, storm, gale, flood, water damage, damage by aircraft, damage by accident, strikes, riots, willful damage and burglary.

The said insurance shall also insure the full value of the Lessee’s work.

d.	Insurance for loss of profits of the Lessee –

The Lessee may not recover from the Lessor any claim related to loss of profits, whether or not it may be proved.

13.

a.	Without derogating from the generality of the aforesaid, the Lessee hereby undertakes to bear the management fee payments according to the provisions of Annex F, which also include payments for the following insurance policies, to be taken out by the Lessor:

1.	Insurance of the Building, including the attachments thereto, against loss or damage as a result of risks of fire, smoke, lightning, explosion, earthquake, riots, strikes, willful damage, terror damage, storm, gale, flood, other natural disasters, damage by aircraft, damage by accident, burglary and against any additional risk which, in the opinion of the Lessor, is required, in amounts or unlimited in amount, as determined by the Lessor per its discretion, provided that the amount of insurance is no less that the reinstatement value of the Building and the attachments thereto. Such insurance shall include a clause concerning waiver of the subrogation right against the lessees and/or tenants in the Building due to damage caused thereby to the Building, with the exception of damage caused thereby with malicious intent.

For the purpose of the provisions of this section, the term “Building” shall include all of the systems constituting an inseparable part of the Building and will explicitly not include the contents of the leased properties and any addition, repair, change, improvement or extension carried out in the leased properties by the lessees or for them.

2.	Third party liability insurance, which insures the liability of the Lessor and Lessee to any third party under the laws of the State of Israel, with a liability cap no lesser than $2,000,000 per claim and in the aggregate for the term of insurance, in the public areas which do not constitute a part of the leased areas.

The policy shall include a “cross liability” clause, under which the mutual liability of the individuals of the insured and the Lessee will be covered.

3.	Insurance for loss of rent and/or consequential loss and loss of profits of the Lessor, at full value, as a result of loss or damage to the Building and/or to the leased property as a result of the risks specified in Section 12.a.1 above for the period required for reinstatement or replacement of the Building.

4.	Any other insurance which the Lessor deems necessary, including third party insurance in addition to the aforesaid in Section 12(b) above, which pertains to destruction and/or damage and/or loss and/or liability in connection with the Building, its management and its operation.

b.	The Lessee will present to the Lessor per its demand all of the insurance policies issued thereto in accordance with Section 12 above, within 60 days after the signing hereof at the Property and shall furnish copies thereof thereto, as a preliminary condition for receipt of possession of the Property thereby or for opening of the business thereby (as applicable) and shall also present to the Lessor, on an ongoing basis, any new policy to be issued thereto or any amendment to a policy previously presented thereby to the Lessor. Per the reasonable demand of the Lessor, the Lessee shall have to add and/or update and/or amend the insurance policies to the Lessor’s satisfaction in order for such to meet the criteria set forth in this section above.

c.	It is hereby expressly agreed and stated that the Lessor shall bear no liability of any type whatsoever to the Lessee for any damage caused to the Property or to the contents thereof or to a third party for any reason whatsoever, whether the reason for the damage or malfunction are known or unknown, except as a result of negligence and/or the liability of the Lessor.

d.	The Lessee undertakes to cause an explicit condition to be added to the insurance policies, whereby the insurer expressly waives any subrogation right or other right under law to recover from the Lessor and/or from anyone on behalf thereof by a claim of subrogation or recovery or indemnification due to direct or indirect damage as specified above, if any such damage is caused.

Without derogating from the aforesaid, the Lessee further undertakes to cause the name of the Lessor to be added to the insurance policies as a beneficiary and an express condition to be added whereby the insurer is also liable to the Lessor in the same manner in which it is liable to the insured (the Lessee), with respect to third party claims due to direct or indirect damage as specified above, if any such damage is caused, including a “cross liability” clause governing the mutual liability of the individuals of the insured.

e.	The Lessor shall properly comply with all of the terms and conditions of the policies mentioned in this section above, to timely pay the insurance fees and to see to the renewal of the policies and their being in full force and effect throughout the entire term of the lease and the additional term of lease, if any.

f.	The Lessee undertakes to see to it that for all policies on its behalf and in its name a “policy addendum” is issued whereby revocation and/or change for the worse thereof in any respect pertaining to the leased property and/or the Lessor and/or the Lessor is contingent upon written notice by registered mail to be delivered to the Lessor by the insurer at least 30 days prior to the date of such change and/or revocation.

g.	Effectuating the insurance policies as aforesaid shall in no manner diminish and/or derogate from the undertakings of the Lessee under this contract nor shall it release it from its duty to compensate any person for any damage caused to his person or to his property, directly or indirectly, as a result of the use of the Property.

For the avoidance of doubt it is clarified that the Lessor’s involvement in respect of the effectuation of the various insurance policies by the Lessee, including the types of insurance and/or the setting of minimum liability caps, does not impose any liability on the Lessor with respect to the insurance coverage, its force and effect or its suitability.

h.	The Lessee undertakes to indemnify the Lessor if the Lessor is charged with any payment due to damage caused at the Property, of any type whatsoever, which does not stem from the act, omission or negligence or liability of the Lessor, but stems from the liability of the Lessee.

Vacating

14.	The Lessee undertakes to vacate the Property immediately upon the end of the term of the lease, or in the event of termination of the contract for whatever reason or upon expiration thereof by the Lessor, all as the case may be, and to return to the Lessor exclusive possession of the Property, it being clear of any person and object and it being in good and proper condition, as received thereby and subject to reasonable wear and tear.

The Lessee further undertakes to provide the Lessor on demand with confirmations from any and all pertinent entities whereby all of its obligations as stated in this contract have been paid, including municipal and other taxes, water, electricity, air conditioning electricity, telephone, gas, etc.

15.	For any day of delinquency in the vacation of the Property (except the first 7 days of delinquency on which the usual rent will be collected without delinquency fees and thereafter according to the provisions of this section), as aforesaid, and in any event where the Lessee must vacate the Property under any law and/or agreement, the Lessee undertakes to pay the Lessor an amount in New Shekels equal to 3 times the last rent including V.A.T. and any other component, if added, divided by the number of days in the last month and linked under the terms and conditions hereof and multiplied by the number of days of delinquency in the vacation of the Property and estimated as damages that are fixed, agreed and estimated in advance, without prejudice to the Lessor’s right to claim, demand and receive injunctions and/or specific performance and/or any other remedy against the Lessee including rent under this agreement which is due thereto under any law.

Breach and Remedies

16.

a.	The parties hereby agree that if this contract and/or any of the terms and conditions hereof are fundamentally breached, the injured party will be entitled to terminate this agreement and demand from the Lessee (insofar as it is the injuring party) to return exclusive and clear possession of the Property, and the Lessee undertakes to comply with such demand within 60 days.

Without derogating from the aforesaid, each of the events specified below shall be deemed as conferring upon the injured party the right to discontinue the lease hereunder. Insofar as the injuring party is the Lessee, the Lessor may demand that the Lessee immediately vacate the Property and recover from the Lessee in any legal way available thereto, including by way of realization of the collateral noted in Section 17, in order to cover all of the Lessor’s damage, and including removal of the Lessee, its equipment, employees and representatives from the Property, and these events follow:

1.	The Lessee shall have abandoned the Property for a period exceeding 90 days, subject to the provisions of Section 9 above.

2.	A judicial closedown order shall have been issued in respect of the Lessee’s business at the Property and the order shall not have been revoked within 60 days of the issuance thereof.

3.	An attachment shall have been imposed on the rights of the Lessee under this contract and such attachment shall not have been revoked within 120 days as of the day on which the Lessee shall have learned of the imposition of attachment.

4.	A bankruptcy and/or liquidation petition shall have been filed against the Lessee or by the Lessee or an order for receipt of assets in bankruptcy and/or a liquidation order shall have been issued against it and/or a temporary or permanent receiver of all or some of its assets and/or a trustee in bankruptcy and/or a liquidator shall have been appointed thereto and such petition and/or order and/or appointment shall not have been revoked within 60 days of the day on which the Lessee shall have learned thereof.

b.	In the event of termination of the contract due to a fundamental breach thereof and a failure to remedy the same after written notice thereof being given and discontinuance of the lease consequently thereto, the breaching party undertakes to pay the injured party preestimated liquidated damages in the amount of $10,000 (ten thousand U.S. dollars) with no proof of damage to the Lessor being necessary and without prejudice to any other and/or additional legal and/or contractual right available to the Lessor.

c.	In the event of a fundamental breach of the contract by the Lessee, the Lessor may accelerate payment of the entire remaining balance of rent, management fee and parking space payment until the end of the term, provided that the breach shall not have been rectified also 7 days after the Lessor shall have notified the Lessee thereof, without prejudice to any legal or other right to remedies under law and under this agreement.

d.	Noncompliance with the undertakings of the management company under this agreement lasting more than 90 days shall constitute a fundamental breach of this agreement by the Lessor.

Collateral

17.	To secure compliance with all of the Lessee’s undertakings under this contract, the Lessee undertakes to provide the Lessor on the date of the signing hereof with the following collateral:

a.	An autonomous bank guarantee to the order of the Lessor in the amount of 3 (three) months of lease including V.A.T and any other addition (insofar as added). The guarantee shall be linked to the agreement’s index and to any condition and/or addition stated in this agreement or the extensions thereof as they shall be. The guarantee shall be in force and effect until one month from the date of expiration of this agreement or the extensions or addendums thereof, as applicable, and restoration of the Property to the condition stated in this agreement.

Stamp Duty

18.	Stamp duty expenses of this contract and the copies hereof, if stamped, shall be paid by the Lessee.

General

19.

a.	This contract revokes the MOU signed between the parties, if any, and/or any other paper and representation with respect to which negotiations were conducted, and supersedes it for all intents and purposes related to the Property and/or any other understanding whether oral or written during the negotiations until the signing date.

b.	The parties grant exclusive jurisdiction to the competent court at the city of Jerusalem.

Notices

20.

a.	The addresses of the parties hereof are as specified in the preamble.

After commencement of the term of the lease, the Lessee’s address for the purposes of this contract shall be at the Property.

b.	Any notice sent to any of the parties by registered mail shall be deemed to have arrived at its destination and duly delivered at the end of 72 hours as of the time of dispatch thereof.

In witness whereof the parties have hereunto set their hands

/s/ Yair Hadar	/s/ Zvi Joseph
The Lessor	The Lessee

Translated from Hebrew

April 21, 2004

Addendum to Agreement

Signed in Jerusalem on April 21, 2004

Between:	R. M. P. A. Assets Ltd. (the “Lessor”)

And:	Intec Pharmaceuticals (2000) Ltd. (the “Lessee”)

It has been agreed as follows:

1.	As of May 1, 2004, the area of the lease shall increase by an additional 200 sqm (gross) (the “Additional Leased Property”).

2.	The rent for the additional area shall be NIS 38.25 per one gross sqm plus a management fee in the amount of NIS 9 per one gross sqm.

3.	Lawful V.A.T. shall be added to the aforesaid prices.

4.	The aforesaid prices shall be linked to increases in the Consumer Price Index (basis published on March 15, 2004) and shall be increased by 5% after 24 months.

5.	No rent and management fee shall be paid for the first two months.

6.	The lease agreement and all of the periods therein are hereby extended, such that they last for no less than 20 months from the payment commencement date in respect of the new leased property.

7.	The following conditions shall apply with respect to an 46 sqm-area:

a.	For the first 3 months of lease - no rent shall be paid.

b.	For the 12 months thereafter - 50% of the rent and management fee specified in Sections 2-4 of this addendum shall be paid.

c.	Thereafter, rent shall be paid according to the provisions of Sections 2-4 of this addendum.

8.	The bank guarantee shall be increased in accordance with the rent increment under this addendum to the agreement.

9.	Payment terms are hereby modified both with respect to the old leased property and with respect to the new one, such that the payment date will be each quarter in advance, rather than as stated in the agreement.

10.	The Lessor shall, at its own expense, separate the leased property from the remaining vacant area by plaster walls, and shall also perform any change or fit-out required thereto in order to allow for new entrance or entrances into the area remaining in the Lessor’s possession, and the Lessee shall bear no cost or obligation in consequence thereof.

11.	The Lessor shall perform electricity work for separation of all of the connections in the new leased property (lighting, power, fan coils and so forth) from the present distribution board and shall connect them through a separate distribution board to a central distribution board of the building or another main board including a secondary meter for consumption measurement and security switches as required. For the avoidance of doubt, all of the current costs of any type (electricity, air conditioning electricity, chiller electricity and so forth) shall be borne by the Lessee whether paid to the Israel Electric Corporation or to the Lessor or another entity according to the secondary meter. The separation stated in the first part of this section only refers to the actual separation work. Separations shall be carried out in coordination with professionals on behalf of the Lessor insofar as required until May 15, 2004. In respect thereof, the Lessee shall contribute an amount of NIS 750 plus V.A.T. per month for a period of 12 months commencing on the day of completion of the separation work on behalf of the Lessor.

12.	All of the other terms and conditions of the lease agreement of June 2, 2003, insofar as unchanged by this agreement, shall remain unchanged and shall also apply to the Additional Leased Property.

In witness whereof the parties have hereunto set their hands

/s/ Zvi Joseph	/s/ Yair Hadar
The Lessee	The Lessor

Translated from Hebrew

January 1, 2006

Addendum to Agreement

 Signed in Jerusalem on January 1, 2006

Between:	R. M. P. A. Assets Ltd. (the “Lessor”)

And:	Intec Pharma Ltd. (the “Lessee”)

It has been agreed as follows:

1.	As of January 1, 2006, the area of the lease shall increase by an additional 669 sqm (gross) (the “Additional Leased Property”), in accordance with the attached floor plan.

2.	The rent for the additional area shall be NIS 38.25 per one gross sqm plus a management fee in the amount of NIS 9 per one gross sqm.

3.	The Lessee shall commence the aforesaid rent and management fee payments on January 1, 2006.

4.	Lawful V.A.T. shall be added to the aforesaid prices.

5.	The aforesaid prices shall be linked to increases in the Consumer Price Index (basis published on March 15, 2004) and shall be increased by 5% as of January 1, 2007.

6.	The lease agreement and all of the periods therein are hereby extended, such that they last for no less than until December 31, 2008.

7.	The bank guarantee shall be increased in accordance with the rent increment under this addendum to the agreement.

8.	The Lessee shall, at its own expense, separate the leased property from the remaining presently vacant area by plaster walls, and shall also perform any change or fit-out work required thereto at its own expense, and the Lessor shall bear no cost or obligation in consequence thereof.

9.	The Lessee shall perform electricity work for connection of all of the connections in the new leased property (lighting, power, fan coils and so forth) from the present distribution board (approx. 630 ampere) and shall also connect it to all of the areas of the previous leased properties, such that only one direct connection to the Israel Electric Corporation remains. The Lessee shall disconnect the connection of the area which shall not be under its possession and shall also connect thereto the 30-ton chiller cooling unit, which, as of the signing of this document shall be exclusively used by the Lessor. The Lessor shall bear the responsibility for disconnecting and reconnecting other parts which are not used by the Lessee.

10.	The Lessee may perform fit-out work according to the attached floor plan which is approved by the Lessor’s signature.

11.	The Lessee may, at its own expense, add air conditioning and ventilation systems on the roof, but only after a suitable plan, including conduits etc., is approved by the Lessor.

12.	It is agreed that the Lessee shall have the option to extend the lease for an additional period of two years subject to a written notice by September 30, 2008. In such additional period, all of the payments payable by the Lessee shall increase by 5%.

13.	All of the other terms and conditions of the lease agreement of June 2, 2003, insofar as unchanged by this agreement, shall remain unchanged and shall also apply to the Additional Leased Property.

14.	The parties shall sign, as soon as possible, a lease agreement for all of the areas leased by the Lessee, with all of them having a tariff, linkage conditions and price increases and the lease dates shall be in accordance with the provisions of this addendum.

15.	The Lessee shall return the areas used thereby under this agreement and under the additional existing lease agreements with the Lessee, in their condition after performance of changes in the leased property for the specific needs of the Lessee. It is hereby clarified that the Lessee shall not be obligated to restore the leased property to its condition when received, and shall also not be charged with any expenses, whether direct or indirect, due to the area’s restoration to its previous condition.

In witness whereof the parties have hereunto set their hands

/s/ Zvi Joseph	/s/ Yair Hadar
The Lessee	The Lessor

Translated from Hebrew

December 15, 2009

Addendum to Unprotected Lease Agreement of June 2, 2006

Between:	R. M. P. A. Assets Ltd.
(the “Lessor”)

And:	Intec Pharma Ltd.
(the “Lessees”)

Whereas	the Lessees are leasing premises from the Lessor at R.M.P.A. House, spanning 1,039 (gross), under an agreement of June 2, 2003, including all of the addendums thereto; and

Whereas	the Lessees wish to extend the term of the lease for three additional years as of January 1, 2010 and until December 31, 2012; and

Whereas	the Lessor is willing to extend the lease for an additional three-year period as of January 1, 2010 and until December 31, 2012;

Wherefore the parties have agreed as follows:

1.	The term of the lease shall be extended for three additional years as of January 1, 2010 and until December 31, 2012.

2.	Payments due to the contract shall increase by 5% as of January 1, 2010, beyond the last payment made and the linkage differentials.

3.	The bank guarantee shall increase according to the increase in rent under this addendum to the agreement.

4.	The Lessee shall have a right of refusal in respect of additional areas comprising approx. 450 sqm on the floor of the leased property which are adjacent to the leased property for a one-year period at market prices. The Lessor shall give the Lessee a 10-day notice prior to signing a lease agreement in respect of such area, within which the Lessee shall give notice of the exercise/non-exercise of such right.

5.	It is clarified that the original contract, with all of the terms and conditions and annexes thereof, is also effective for this extension period and nothing in this extension agreement shall derogate from any undertaking and/or debt of any of the parties which derives and/or is attributed to the original contract.

In witness whereof the parties have hereunto set their hands

/s/ Giora Carni	/s/ Yair Hadar
The Lessee	The Lessor

Translated from Hebrew

January 18, 2011

Addendum to Agreement

 of June 2, 2006

Between:	R. M. P. A. Assets Ltd. (the “Lessor”)

And:	Intec Pharma Ltd. (the “Lessees”)

It has been agreed as follows:

1.	As of January 15, 2011, an additional area on Floor B of the Building, the estimated area of which is approx. 600-700 sqm (gross) shall be added to the leased property (the “Additional Leased Property”), according to the attached floor plan. It is clarified that the precise area of the Additional Leased Property shall be measured after performance of the actual division and shall be calculated by adding 24% to the total area of the Additional Leased Property (including walls). This area will be added to the area of the presently leased property of 1,039 sqm and to parking spaces and a storage room which are leased by the Lessee.

2.	The price of rent and management fee and the linkage conditions for the Additional Leased Property shall be identical to the price of rent and management fee and linkage conditions applicable to the other lease areas of the Lessee, but the provisions specified in this document shall additionally apply thereto.

3.	The Lessee is given a grace period, such that the rent for the Additional Leased Property will only be paid as of August 1, 2011 forth.

4.	Notwithstanding the aforesaid, the Lessee shall be liable for municipal tax (arnona) charges in respect of the Additional Leased Property as of January 15, 2011.

5.	The Lessee shall commence payment of management fees in respect of the Additional Leased Property as of April 1, 2011.

6.	Lawful V.A.T. shall be added to the aforesaid prices.

7.	The lease agreement and all of the periods therein are hereby extended, both in respect of the existing leased Property and in respect of the Additional Leased Property, such that they last for no less than until December 31, 2015.

8.	Notwithstanding the aforesaid, it is agreed that the Lessee shall have a right to discontinue the lease and vacate the Additional Leased Property alone under this agreement on March 3, 2011, provided that it gives written notice thereof to the Lessor at least 7 days before the end of the lease. Insofar as the Lessee exercises this right, it shall pay the Lessor a one-time payment for the period of actual use in the amount of NIS 30,000 plus V.A.T. and the full municipal tax (arnona) for the Additional Leased Property under this addendum for the entire period in which the leased property was in its possession.

9.	The bank guarantee shall be increased according to the rent increment under this addendum to the agreement.

10.	The Lessee may perform fit-out according to a floor plan to be submitted by the Lessee and approved by the Lessor.

11.	The Lessee may add, at its own expense, air conditioning and ventilation systems on the roof adjacent to the Building, but only after a suitable plan, including conduits, is approved by the Lessor.

12.	The Lessor shall not unreasonably withhold its consent to the aforesaid in Sections 10 and 11 above.

13.	As of January 1, 2014, the rent, parking space payments and management fee payable by the Lessee will be increased by 5% in respect of the leased property and the Additional Leased Property.

14.	All of the other terms and conditions of the lease agreement of June 2, 2003, including its addendums and extensions as being from time to time, insofar as unchanged by this document, shall remain unchanged and shall also apply to the additional area.

15.	The parties shall sign, as soon as possible, a lease agreement for all of the areas leased by the Lessee.

16.	At the end of the term of the lease, the Lessee shall return all of the areas used thereby as they are after the performance of changes in the leased property by the Lessee (even if such will have been fit-out for the specific needs of the Lessee), but in a condition fit for immediate use, subject to reasonable wear and tear.

It is hereby clarified that the Lessee will not be obligated to restore the leased property to its previous condition at the time of receipt of possession thereof from the Lessor.

In witness whereof the parties have hereunto set their hands

/s/ Giora Carni	/s/ Yair Hadar
The Lessee	The Lessor

Translated from Hebrew

October 28, 2015

Lease Agreement - Appendix

 Signed by and between the parties on June 2, 2003

Made and entered into in Jerusalem on October 28, 2015

Between:	R.M.P.A. assets ltd.
Company number 51-1808008
Which address is 12 Hartom St., Mount Hozvim, Jerusalem
(Hereinafter referred to for the sake of brevity as “the Lessor”)

On the one hand

And:	Intec Pharma Ltd. (formerly Intec Pharmaceuticals (2000) Ltd)
Corporation number 513022780
Which address is 12 Hartom St., Mount Hozvim, Jerusalem
(Hereinafter referred to for the sake of brevity as “the Lessee”)

On the other hand

Whereas the parties have signed a lease agreement (“Lease Agreement”) on date June 2, 2003, pursuant to which the lessee had rented a rental spaces located on the 1st floor and 2nd floor of the building which built up on a plot known as “R.M.P.A. building” (to be called hereinafter: “The building”), a warehouse and parking spaces, all as set forth in the Lease Agreement and its appendices;

Whereas the lessee is interested to extend the lease period and furthermore rent additional space on the second floor of the building;

Whereas the lessor has agreed to extend the lease period and to lease additional space to the lessee in accordance with the terms set out specifically in this appendix;

Therefore, it was agreed, declared and stipulated between the parties as follows:

1.	The lease period will be extended by an additional 30 months period, commencing from January 1, 2016 and until June 30, 2018.

2.	The Lessee is granted an option to extend the Lease Period by a further 12 months period, commencing on July 1, 2018 and until June 30, 2019 (hereinafter: “the “option period”). The option will be exercised automatically unless the lessee notified the lessor that he does not intend to exercise the option, at least 150 days prior to the expiry of the lease period.

3.	All payments in respect of the leased property, as defined in the Lease Agreement, the appendices and addenda thereto, shall remain unchanged during the additional lease period. The rental fee, management fees, parking spaces and the warehouse will increase by 5% over the increase in the index during the option period as it would be exercised.

4.	As from January 1, 2016, an additional space (hereinafter: the “additional space”) on the second floor of the building, consisting of an area of approximately 78 square meters (m2) gross, will be added to the leased property , in accordance with the attached sketch. This space will be added to the currently leased space of 1,814 m2 gross, 10 m2 warehouse and 19 parking spaces. There may be a possibility of advancing the delivery date of the additional space, by a written notice to the lessor, 30 days in advance.

5.	After the signing of the parties to this Appendix and after the delivery of the additional space on the 2nd floor, the property will be deemed as inclusive of the additional space, as if it was included in the Lease Agreement from the outset.

6.	The additional space shall be leased to the lessee in its AS-IS condition, and all the adjustments that the lessee requires, will be carried out by the lessee and at his expense. The separation of the additional space from the rest of the office space will be carried out by the lessee and at his expense.

7.	The lessee states that he is aware that the additional space is installed with central air conditioning system which is not connected to the chillers’ system of the building. Should the lessee chooses to connect the additional space to the air chillers’ system, he will have to carry out the change himself and at his own expense, as well as submit work plans for the lessor’s approval, prior to the execution of the work.

8.

The rental fees, their Linkage, the management fees and the remaining provisions of the Lease Agreement shall apply in their entirety to this Appendix and nothing in this appendix shall derogate and / or modify the provisions of the Lease Agreement, with the exception regarding the extension of the period and the addition of the supplement space leased by the lessee from the lessor.

/s/ Yair Hadar	/s/ Oren Mohar
The Lessor	The Lessee

Translated from Hebrew

December 31, 2017

Lease Agreement - Appendix

 Signed by and between the parties on June 2, 2003

Made and entered into in Jerusalem on December 31, 2017

Between:	R.M.P.A. assets ltd.
Company number 51-1808008
Which address is 12 Hartom St., Mount Hozvim, Jerusalem
(Hereinafter referred to for the sake of brevity as “the Lessor”)

On the one hand

And:	Intec Pharma Ltd. (formerly Intec Pharmaceuticals (2000) Ltd)
Corporation number 51-3022780
Which address is 12 Hartom St., Mount Hozvim, Jerusalem
(Hereinafter referred to for the sake of brevity as “the Lessee”)

On the other hand

Whereas the parties have signed a lease agreement (hereinafter: “Lease Agreement”) on June 2, 2003, pursuant to which the Lessee rented rental spaces located on the 1st floor and 2nd floor of the building known as “R.M.P.A. building” (hereinafter: “the Building”), a warehouse and parking spaces, all as set forth in the Lease Agreement and its appendices;

Whereas the parties have signed an addendum Lease Agreement on October 28, 2015 which extends the lease period until June 30, 2018;

Whereas the parties have signed for 2 additional addendums to the Lease Agreement on July 7, 2017 and July 20, 2017 (respectively) for additional space of rent and warehouse in the Building;

Whereas the Lessee is interested to extend the lease period and to rent additional space on the ground floor of the Building (at the secondary entrance of the Building);

Whereas the Lessor has agreed to extend the lease period and to provide additional space of rent to the Lessee in accordance with the terms set out specifically in this appendix;

Therefore, it was agreed, declared and stipulated between the parties as follows:

1.	The lease period will extended by an additional 36 months period, commencing from June 1, 2018 and until June 30, 2021.

2.	The Lessee is granted an option to extend the lease period for additional period of 12 months, commencing on July 1, 2021 and until June 30, 2022 (hereinafter: “the option period”). The option will exercised automatically unless the Lessee will notify the Lessor that he does not intend to exercise the option, at least 150 days prior to the expiry of the ease period.

3.	All payments in respect of the leased property will remain continuously pursuant to the Lease Agreement and/or its addendums and/or appendixes. However, as of day January 1, 2020 all the payments will increased by 5% over the increase in the index.

4.	As from January 1, 2018, an additional space (hereinafter: the “Additional Space”) on the ground floor of the building, consisting of an area of approximately 414 square meters (m2) gross, (294 +75 +45 hallway and toilet) will be added to the leased property, in accordance with the attached sketch. This space will be added to the currently leased space of 1,910 m2 gross, 30m2 warehouse and 24 parking spaces. As of the delivery of the additional space all the mentioned payments regarding the entire spaces will apply (the payment for the 75 m2 will be subject to its actual delivery date)

5.	The Lessor hereby commits that the transfer of the current Lessee on the ground floor 75 m2 space to an alternative space will be no later than the end of March 2018. It is hereby agreed that at the date of the transfer and actual delivery of the space to the Lessee, the Lessor shall be paid a one-time payment in the amount of NIS 150,000 and VAT that shall considered as the Lessee’s portion expenses in the transfer of the current Lessee to an alternative space.

6.	Upon signing of the parties on this appendix the property will be deemed as including the additional space, As if he had been included in the Lease Agreement in the first place.

7.	The additional space shall be rented to the Lessee in its AS-IS condition, and all the adjustments that the Lessee requires, will be carried out by him and at his own expense. It is hereby clarified that Lessee commits to approve his renovation plans including all the systems designated to be placed on top of the roof and/or in external spaces, infrastructure moving routes, public hallway cutoff and the finishing of the renovation job in The separation of the space from the public space etc. all with the Lessor and subject to its approval of the plans (and according to its notes will represent an amended plan).

8.	The Lessee states that he is aware that the additional space a central air conditioning system is installed which connected to the chillers’ system of the building. The Lessee and the Lessor will discuss the proportional part use of Intec Pharma in the entire public air conditioning electricity and will hire for this manner an air conditioning consultant or a planner, which agreed upon by both parties. All adjustments made in the air conditioning system in the Lessee’s leased property will by him and on his own expense. It hereby clarified that the Lessee will have the right to install in the additional space a new separate system which will be approved as part of the renovation plans. In such case, all parts of the air conditioning system in the additional space will removed carefully and will be transfer to the Lessor representatives. Further to such requirement, it is clarified that if the installed separate air conditioning system will not use the central air conditioning system resources then no relative payment of the above shall apply.

9.

The Lessee shall install at his own expense a water meter for the unit and will verify during its adjustments if the current electricity meter (of Saitech company) connected and/or it need to be adjusted and/or replaced. Any adjustments or replacement will be according to the Lessors opinion and its guidelines.

10.	The Lessee will be responsible to adjust the securities submitted by him for the new space and will extend the securities’ term to be valid throughout the entire lease period and/or option for that matter.

11.

The rental fees, their Linkage, the management fees and the remaining provisions of the Lease Agreement shall apply in their entirety to this Appendix and nothing in this appendix shall derogate and/or modify the provisions of the Lease Agreement, with the exception regarding the extension of the period and the addition of the supplement space leased by the Lessee from the Lessor.

/s/ Yair Hadar	/s/ Nir Sassi / /s/ Nadav Navon
The Lessor	The Lessee